Exhibit 99.1

News Release

Visteon Announces CFO Transition

VAN BUREN TOWNSHIP, Mich., Oct. 3, 2012 — Visteon Corporation (NYSE: VC) today announced that Martin E. Welch III has stepped down as executive vice president and chief financial officer. Michael J. Widgren, who has been vice president, corporate controller and chief accounting officer since May 2007, will serve as chief financial officer on an interim basis until a permanent replacement is named.

“We appreciate Marty’s contributions during an important period in Visteon’s transformation and wish him the best in his future endeavors,” said Timothy D. Leuliette, Visteon president and chief executive officer.

Widgren joined Visteon in 2005 as assistant controller. He previously served as chief accounting officer for Federal-Mogul Corp., where he held several financial management positions during his seven-year tenure. Before that, he worked at Coopers & Lybrand, LLP.

Visteon is a leading global automotive supplier that designs, engineers and manufactures innovative climate, electronics and interior products for vehicle manufacturers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; the company has facilities in 28 countries and employs approximately 22,000 people. Learn more at www.visteon.com.

Contact:

Media:

Jim Fisher

+1-734-710-5557

jfishe89@visteon.com

Investors:

Scott Deitz

+1-734-710-2603

sdeitz@visteon.com